CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT is made and entered into this 3rd day of October, 2012, by and among RUDGATE SILVER SPRINGS COMPANY, L.L.C., a Michigan limited liability company, RUDGATE WEST COMPANY LIMITED PARTNERSHIP, a Michigan. limited partnership, RUDGATE EAST COMPANY LIMITED PARTNERSHIP, a Michigan limited partnership, RUDGATE EAST COMPANY II LIMITED PARTNERSHIP, a Michigan limited partnership, and RUDGATE HUNTERS CROSSING, LLC, a Michigan limited liability company (each a “Contributor” and collectively the “Contributors”), and SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership (“SCOLP”).

RECITALS:

A.    Each Contributor is the owner of a certain parcel of real property described on Exhibit A, which is operated and used as a manufactured housing community, the legal description of which is more fully described on Exhibit A attached hereto (the "Land"), together with the buildings, structures, improvements and manufactured home sites on, above or below the Land, and all fixtures attached to, a part of or used in connection with the improvements, structures, buildings and manufactured home sites, and the parking, facilities, walkways, ramps and other appurtenances relating to the Land (collectively the "Improvements").

B.    Each Contributor is the owner of all machinery, equipment, goods, vehicles, and other personal property (collectively the "Personal Property") listed in Exhibit B-1 attached hereto and made a part hereof, which is located at or useable in connection with the ownership or operation of the Land and Improvements. For purposes of this Agreement, the Personal Property does not include cash or other sums held by a Contributor (except with respect to certain working capital balances as set forth in Section 7.1(k) hereof), notes receivable or accounts receivable owned by Contributors and as provided in Section 6.2 hereof, confidential books, records and files of each Contributor, the excluded personal property listed on Exhibit B-2 attached hereto and made a part hereof, the manufactured homes owned by Rudgate Sales Corporation (“RSC”), an affiliate of the Contributors, listed on Exhibit C (collectively the "Owned Homes"), the “MH Contracts” (as defined below) or manufactured homes owned by tenants of the Projects (as defined below).

C.    RSC is the owner of the promissory notes, installment loan agreements and installment loan contracts and related documentation that relate to certain manufactured homes sold by RSC to residents of the Projects and now located on the Land (the “MH Contracts”), as listed on the attached Exhibit D.

D.    The Land, the Improvements and the Personal Property owned by each Contributor, together with all of such Contributor's right, title and interest in and to all licenses, permits and franchises issued with respect to the use, occupancy, maintenance or operation of such Land and Improvements, all available land divisions as permitted under the Land Division Act (formerly the Subdivision Control Act of 1967), all right, title and interest, if any, of such Contributor in and to any land lying in the bed of any street, road or avenue, open or proposed, in front of or adjoining such Land to the center line thereof, and in and to any and all easements appurtenant to such Land, including, but not limited to, privileges or rights of way over adjoining premises inuring to the benefit of such Land, or the fee owner thereof, and together with all rights of use, air, mineral and subsurface rights, servitudes, licenses, tenements, hereditaments and appurtenances now or hereafter

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belonging to the foregoing is referred to as a "Project." Collectively all of the Projects owned by the Contributors are referred to as the “Projects.”

E.    Immediately prior to the Closing Date, each Contributor shall contribute its Project to the New Owner identified on the attached Exhibit E. On the Closing Date, each Contributor shall be the only member of the New Owner to which it contributes its Project, as on the attached Exhibit E, and shall hold one hundred percent (100%) of the membership interests in such New Owner (the membership interests of all such New Owners being, collectively, the "Membership Interests").

F.    Contributors desire to sell and convey all of the Membership Interests in the New Owners to SCOLP, and SCOLP desires to purchase all of the Membership Interests from the Contributors, upon the terms and subject to the conditions hereinafter set forth.

G.    Concurrently with the sale and purchase of the Membership Interests, and as a condition thereto, RSC will sell and convey, and Sun Home Services, Inc. (“SHS”), an affiliate of SCOLP, will purchase, all of the Owned Homes and MH Contracts pursuant to a separate Asset Purchase Agreement in the form of the attached Exhibit F (the “Asset Purchase Agreement”) and for the additional purchase price set forth therein.

NOW, THEREFORE, for and in consideration the promises hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.    AGREEMENTS TO CONTRIBUTE THE MEMBERSHIP INTERESTS.

1.1    Each Contributor agrees to sell its Membership Interests to SCOLP, and SCOLP agrees to purchase such Membership Interests, in accordance with the terms and subject to the conditions hereof, such purchase and sale to be effective as of the Closing Date.

2.    PURCHASE PRICE.

2.1    The parties agree that the aggregate purchase price for the Membership Interests shall be the sum of Seventy Million Eight Hundred Thousand Dollars ($70,800,000.00) plus the Cash Balances (as defined below), adjusted for pro-rated items and other adjustments as provided in this Agreement (the “Purchase Price”). The Purchase Price shall be paid as follows:

(a)
By purchasing the Membership Interests and owning the New Owners, SCOLP shall effectively assume (the “Loan Assumption”) the aggregate outstanding principal balances (which as of the date of this Agreement are approximately Fifteen Million Five Twenty-Six Hundred Thousand Seven Hundred Thirty-Eight and 39/100 ($15,526,738.39) Dollars) of the mortgage debts on the Projects known as Rudgate West and Rudgate Silver Springs, in each case as of the Closing Date (the “Assumed Debt”), which Assumed Debt shall be credited against the Purchase Price, provided that any Assumption Costs (as defined in Section 2.3) associated with the Loan Assumption shall be the responsibility of SCOLP in accordance with Section 19.1 below;

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(b)	The Deposit (as defined in Section 2.2 below) shall be delivered to the Contributors pursuant to the terms of the Deposit Escrow Agreement (as defined in Section 2.2 below); and

(c)
That portion of the Purchase Price equal to (i) the Purchase Price, minus (ii) the amount of the Deposit delivered to Contributors pursuant to Section 2.1(b) above, minus (iii) the Tax Escrow Amount (as defined in Section 18.2(h) below), minus (iv) the amount of the Assumed Debt as of the Closing Date (the “Cash Payment”) shall be payable by SCOLP to Contributors on the Closing Date by wire transfer of immediately available funds to the Contributors in such proportions as the Contributors designate. The Purchase Price shall not be allocated among the Projects; provided, however, the parties have agreed that twelve and one-half (12.5%) percent of the Purchase Price is attributable to the goodwill value of the manufactured home communities including, without limitation, the goodwill value, the going concern value, all telephone numbers, fax numbers, internet domain names, webpages, brochure designs and marketing materials, workforce in place, all rights to use any business names through which Contributors have operated the Projects, all books and records regarding all past, present and future and/or potential tenants and record of all names of individuals on the waiting list for any of the Projects.

2.2    Within two (2) days after the complete execution of this Agreement, SCOLP shall deliver the sum of $4,000,000 (the "Deposit") to the First American Title Insurance Company, whose address is 100 Bloomfield Hills Parkway, Suite 195, Bloomfield Hills, Michigan 48304 (the "Title Company"), as escrow agent, to be held and disbursed pursuant to the terms of a Deposit Escrow Agreement in the form of the attached Exhibit G (the "Deposit Escrow Agreement"), which shall be executed and delivered by the Contributors, SCOLP and the Title Company, as escrow agent. All interest earned on the Deposit shall be deemed to be part of the Deposit as described more specifically in the Deposit Escrow Agreement. As more fully described in, and subject to the terms and conditions of, this Agreement and the Deposit Escrow Agreement, the Deposit shall be forfeited to Contributors, refunded to SCOLP or applied to the payment of the Purchase Price.

2.3    Prior to the execution of this Agreement, Contributors and SCOLP notified each holder of the Assumed Debt (each a “Lender”) of the pending contribution of the Projects to the New Owners and sale of the Membership Interests and requested the application required to be submitted to the Lender in order for SCOLP to indirectly assume the Assumed Debt. Within five (5) business days following its receipt of the Loan Assumption application, SCOLP shall promptly submit written application for the Loan Assumption to the Lenders. SCOLP agrees to prosecute the loan application with due diligence in order to obtain the Lenders’ approval of the contribution of the Projects to the New Owners in accordance with the terms hereof, the sale of the Membership Interests to SCOLP in accordance with the terms hereof and the Loan Assumption (collectively, the “Loan Assumption Approval”). Contributors agree to cooperate with SCOLP and Lender in obtaining the Loan Assumption Approval. SCOLP shall pay all costs, expenses and fees payable to the Lender with respect to the Loan Assumption and to satisfy any requirements of the Lender (the “Assumption Costs”), including, without limitation, any non-refundable application fee, attorney fees, transfer and assumption fees, administration fees, and charges and premiums for all endorsements to the Lenders’ policies of title insurance. SCOLP and Contributors agree to execute such documents as may be reasonably required by Lenders to complete the Loan Assumption

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application and to confirm the Loan Assumption. Further, the Lenders’ Loan Assumption Approval must provide for (a) the release of the applicable Contributors (and their principals, if applicable) from all personal liability for the “recourse carve outs” under the Mortgage Documents with respect to all events, occurrences and activities arising from and after the Closing Date, and for the New Owners to assume such personal liability under the recourse carve outs with respect to all events, occurrences and activities arising after the Closing Date in substantially the same form as signed by the Contributors when they closed the Assumed Debt, and (b) such modifications to the Loan Documents as are reasonably necessary to reflect and account for the fact that the general partner of SCOLP is a publicly traded real estate investment trust and SCOLP, either directly or through its subsidiaries, owns, operates and manages multiple manufactured home communities under the Sun Communities name. If the Loan Assumption Approval is not obtained by November 15, 2012 (the “Loan Assumption Approval Period”) and SCOLP has been proceeding with due diligence, and using commercially reasonably efforts, to obtain the Loan Assumption Approval, SCOLP may, by delivery of written notice to Contributors at least five (5) days prior to the expiration of the Loan Assumption Approval Period, elect to extend the Loan Assumption Approval Period one time for up to fifteen (15) days. If the Loan Assumption Approval has not been issued prior to the expiration of the Loan Assumption Approval Period, and SCOLP does not elect, or does not have the right to elect, to extend the Loan Assumption Approval Period, this Agreement shall terminate (absent the agreement of both SCOLP and Contributors to extend the Loan Assumption Approval Period), in which event the Deposit and all interest earned thereon shall be returned to SCOLP, and neither party shall have any further liability to the other except for those obligations hereunder which survive such termination. Upon receipt of the Loan Assumption Approval from the Lenders in accordance with this Section 2.3, the parties shall proceed to close the transactions contemplated herein in accordance with Section 18 hereof.

3.    CONDITION OF TITLE TO THE PROJECT.

3.1    Each Contributor hereby represents and warrants to SCOLP that it is, and as of the Closing Date, the relevant New Owner shall be, the lawful owner of its Project and it holds, and as of the Closing Date, the relevant New Owner shall hold fee simple title to such Project, free and clear of all liens, claims and encumbrances other than the following matters (hereinafter referred to as the "Permitted Exceptions"):

(a)    Those liens, encumbrances, easements and other matters set forth on Schedule B-2 of the Commitment applicable to its Project to be delivered pursuant to Section 4.1 hereof and such state of facts as would be disclosed in an accurate survey of such Project, which SCOLP does not designate as “Title Defects” pursuant to Section 5.1 hereof or which are later deemed to be “Permitted Exceptions” as provided in Section 5.1 hereof;

(b)    Applicable zoning and building ordinances and land regulations;

(c)    The rights of parties in occupancy of all or any portion of the Land and Improvements that are part of such Project under leases, subleases, occupancy agreements and commitments to lease (the "Tenant Leases"), to the extent set forth and described in the Rent Roll (collectively, the "Rent Roll"), dated as of August 1, 2012, attached hereto as Schedule 3.1(b), as the same shall be updated to the Closing Date;

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(d)    All presently existing and future liens for unpaid real estate taxes, general and specific assessments, and water and sewer charges and rents, subject to adjustment thereof as hereinafter provided, which are not delinquent;

(e)    Any exceptions to title caused by SCOLP, its agents, representatives or employees;

(f)    Any easements, licenses and similar agreements entered into in accordance with this Agreement; and

(g)    For the Projects known as Rudgate West and Rudgate Silver Springs, the mortgages securing the Assumed Debt.

From the date hereof through the Closing Date, none of the Contributors or the New Owners will cause any Project to be further encumbered by any lien, easement, restriction or any other matter, which cannot be terminated on thirty (30) days prior written notice without termination fee, and in the event any such encumbrance prohibited by this Section 3 is created after the date hereof, Contributors shall provide prompt notice thereof to SCOLP and which, at SCOLP’s election, shall be discharged by Contributors at Closing.

4.    EVIDENCE OF TITLE; SURVEY; UCC SEARCHES.

4.1    Prior to the date hereof, the Contributors have furnished SCOLP with commitments (collectively, the "Commitments" and, individually, a “Commitment”) for ALTA Form Owner's Policies of Title Insurance for the Projects, issued by the Title Company, along with copies of all instruments described in Schedule B of each Commitment (collectively, the “Exception Documents”), in the aggregate amount of the Purchase Price, allocated among the Projects as determined by SCOLP. At Closing, the Contributors shall cause to be provided to SCOLP, at the Contributors’ sole cost and expense, owner’s policies of title insurance issued pursuant to the Commitments, insuring the interest in the Projects without the "standard exceptions" (other than the survey exceptions unless SCOLP provides the “Surveys” (as defined below) to the Title Company and the Title Company agrees to remove such survey exceptions based upon receipt of such Surveys. The cost of the title insurance policies shall be borne by the Contributors.

4.2    SCOLP shall obtain current ALTA "as built" surveys (the "Surveys") of the Projects prepared by a licensed surveyor or engineer approved by SCOLP, certified to Contributors, SCOLP, the Title Company, and any other parties designated by SCOLP. The cost of the Surveys shall be borne by SCOLP.

4.3    SCOLP may obtain Uniform Commercial Code financing statement searches and tax lien searches both from the State of Michigan and the county where each Project is located with respect to each Contributor and each New Owner, which must show no security interests, pledges, liens, claims or encumbrances in or affecting the Projects, including the Personal Property, or the Membership Interests, except for encumbrances granted under the Assumed Debt and except for security interests of a definite or ascertainable amount which may be removed by the payment of money at Closing and which Contributors have a right to, and do, remove at Closing. The cost of the UCC searches shall be borne by SCOLP.

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5.    TITLE OBJECTIONS.

5.1    If a Commitment or Survey discloses exceptions which are not acceptable to SCOLP, in its sole discretion, SCOLP shall notify Contributors in writing of its objections to such exceptions (the "Title Defects") not later than October 12, 2012. If SCOLP objects to any exception disclosed on the Commitment or Survey within such title objection period referenced above, such exception shall not be treated as a Permitted Exception hereunder except as otherwise provided in this Section 5.1. Following Contributors’ receipt of written notice from SCOLP identifying any Title Defects as set forth above, Contributors shall have fifteen (15) days from the date notified in writing of the particular Title Defect(s) claimed, either (i) to remedy the title, or (ii) to obtain affirmative title insurance over SCOLP’s objections which is reasonably acceptable to SCOLP, or (iii) to deliver written notice to SCOLP that it is unable or unwilling to remedy the title or obtain the affirmative title insurance. If the Contributors remedy the title or shall obtain such affirmative title insurance within the time specified, the Closing Date shall be fifteen (15) days of written notification thereof, but no sooner than the Closing Date hereinafter specified. If Contributors notify SCOLP that they are unable or unwilling to remedy a Title Defect, then, SCOLP shall have five (5) business days after receipt of such notice (or upon the expiration of the fifteen (15) day period if no notice is provided to SCOLP by the Contributors) to terminate this Agreement or to waive such Title Defect(s) and proceed to Closing and in the event that SCOLP fails to terminate this Agreement by such date, then such Title Defect(s) shall be deemed waived by SCOLP and shall be deemed to be “Permitted Exceptions” for all purposes under this Agreement. If objection to title is not made by SCOLP within the title objection period referenced above, SCOLP shall be deemed to have waived any matter or alleged Title Defect(s) appearing in the Commitments or Surveys. Each Contributor agrees to cause to be discharged or insured over by the Title Company on or prior to Closing mortgage financing documentation (including, without limitation, the lien of any mortgage, assignment of leases and/or UCC financial statements) securing Contributors’ mortgage financing encumbering the Projects other than those for the Assumed Debt and mechanics liens and other liens evidencing monetary encumbrances (other than liens for real estate taxes and assessments) which are not reflected in the Commitments and which have been created through the acts or omissions of Contributors and which are removable by payment of liquidated and ascertainable amounts.

6.    ADJUSTMENTS AND PRORATIONS.

6.1    The following adjustments and prorations shall be made at the Closing between SCOLP and Contributors, and shall be computed to, but not including, the Closing Date.

(a)    Real estate taxes and personal property taxes which are a lien upon or levied against any portion of any Project prior to the Closing Date and which become delinquent prior to the Closing Date (other than current taxes), and all installments of special assessments levied on any portion of any Project prior to the Closing Date and which become delinquent prior to the Closing Date, shall be paid by Contributors prior to the Closing Date. Current real estate taxes, current installments of special assessments and current personal property taxes levied against any portion of any Project and applicable to the period after the Closing Date shall be prorated and adjusted between the parties on the due date basis of the taxing authority (it being agreed such taxes are payable in advance) and shall be paid by Contributors or SCOLP, as the case may be.

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(b)    The amount of all unpaid water and other utility bills for the Project which are not directly billed to the tenants of the Projects, and all other operating and other expenses incurred with respect to the Projects relating to the period prior to the Closing Date, shall be paid by Contributors on or prior to the Closing Date or, if not paid, as soon as possible after Closing following receipt of an invoice therefor. In the event water is submetered and billed to the tenants, then the company completing such submetering shall continue to bill such tenants for the water services utilized through the date of Closing and shall remit all amounts received to the Contributors as and when received for periods through the Closing Date. In the event that SCOLP receives any payments from residents of the Projects which are payments for water bills for periods through the Closing Date, SCOLP shall promptly remit such amounts to Contributors as and when received.

(c)    Charges under Assumed Project Contracts (as defined in Section 7.1(e) below) attributable to the period prior to the Closing Date shall be paid by Contributors prior to the Closing Date, or, if not paid, the amount due shall be credited to SCOLP as of the Closing Date. All charges under the Non-Assumed Project Contracts (as defined in Section 7.1(e) below) shall be paid by Contributors, whether such charges are attributable to the period prior to the Closing Date or the period after the Closing Date.

(d)    All prepaid rental and other revenues collected by Contributors or the New Owners up to the Closing Date which are allocable to the period from and after the Closing Date shall be paid by Contributors to SCOLP. Current resident rents shall be prorated and adjusted as of the date of Closing based upon the actual number of days in the month of Closing with SCOLP being credited for rents on the date of Closing. All rental and other revenues actually collected by SCOLP attributable to rent due for such month of Closing and received by SCOLP within sixty (60) days following the Closing Date, shall be prorated between Contributors and SCOLP based on the number of days in such month each owned the Project. Except as provided in the preceding paragraph, to the extent SCOLP collects, within one hundred eighty (180) after the Closing, any rental or revenues allocable to the period prior to the Closing Date, SCOLP shall pay the same to Contributors and SCOLP shall use its good faith efforts to collect all such rent or revenues allocable to the period prior to the Closing Date, but SCOLP shall not be required to commence litigation or institute evictions with respect to such tenants; provided, however, and except as otherwise set forth above, SCOLP is assuming no obligation whatsoever for the collection of such rentals or revenues and all rentals and revenues collected subsequent to the Closing Date shall always, in the first instance, be applied first to the most current rentals and revenues, if any, then due under the Tenant Leases or otherwise. Further, Contributors shall not have the right to seek collection, through litigation or otherwise, of unpaid rent from any person while they remain a tenant of a Project, nor shall Contributors institute any eviction or lockout proceedings against any residents to recover delinquent rents. Contributors shall retain one hundred (100%) percent of the right to receive any past due rents with respect to residents who are no longer residents of the Projects. Following Closing, SCOLP shall assume any eviction actions which are on-going as of the date of Closing and shall assume responsibility for payment of any legal fees associated with such eviction actions incurred on and after the Closing Date, and sums received by SCOLP as a result of such eviction actions shall first be applied to reimburse SCOLP and Contributors for legal fees incurred in connection with such actions and the balance of such amounts prorated between Contributors and SCOLP as provided above.

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(e)    An amount equal to $67,450 to be applied to rental concessions attributable to periods after the Closing Date and an amount equal to all security and other refundable deposits described in the Rent Roll shall be credited to SCOLP at the Closing.

(f)    An amount equal to all expenses of the Projects which were paid prior to the Closing Date and for which SCOLP will benefit after the Closing Date including, without limitation, annual license and permit fees, shall be disbursed or credited to Contributors at the Closing, and an amount equal to all expenses of the Projects which were incurred prior to the Closing Date and are due or paid after the Closing Date shall be credited to SCOLP at the Closing and SCOLP shall cause all such expenses to be paid.

(g)    All compensation, fringe benefits and other amounts due the employees of any Contributor, any New Owner or any manager of any Project for the period prior to the Closing Date, whether as hourly pay, salaries, overtime, bonus, vacation or sick pay, severance pay, pensions or otherwise, and all amounts due for the payment of employment taxes with respect thereto, shall be paid by Contributors on or prior to the Closing Date, or as soon as reasonably possible following the Closing Date.

(h)    Except as otherwise expressly set forth in the Agreement, all costs and expenses incurred by any Contributor or any New Owner prior to the Closing Date in connection with the transactions contemplated herein and the performance of its obligations under this Agreement, including, without limitation, attorney and other professional fees and the costs and expenses payable by any Contributor or any New Owner hereunder, shall be paid by Contributors and shall not be charged to, or the responsibility of any New Owner or SCOLP.

(i)    All interest accrued for the Assumed Debt through the Closing Date shall be paid by the Contributors who are the borrowers under the Assumed Debt on or before the Closing Date, or, if not paid, an amount equal to the entire amount of such accrued interest shall be credited to SCOLP as of the Closing Date.

(j)    All escrows under the Assumed Debt and the Mortgage Documents that were funded by the Contributors who are the borrowers under the Assumed Debt which will remain in place after the Closing for the benefit of SCOLP and the New Owners and shall be credited by SCOLP to the Contributors at the Closing.

(k)    SCOLP acknowledges and agrees that Contributors may have entered into certain cable agreements prior to the date hereof and in the event Contributors received any door fees or lump sum payments with respect to such cable agreements, such amounts shall be Contributors’ sole and exclusive property and shall not be prorated and in no event shall SCOLP receive a credit with respect to any such door fees or lump sum payments.

(l)    SCOLP shall reimburse Contributors for out-of-pocket costs and expenses incurred in connection with Contributors’ home relocation program for each of the thirteen (13) homes identified on Schedule 6.1(l) in an amount not to exceed Eleven Thousand and 00/100 ($11,000.00) Dollars per manufactured home and for any other homes relocated under Contributors’ relocation program following the date hereof, provided SCOLP has

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approved any such additional homes to be relocated as part of Contributors’ relocation program. SCOLP shall reimburse Contributors for $67,450 as a partial credit for cancellation fees incurred by the Contributors in terminating the Non-Assumed Project Contracts.

6.2    On or prior to the Closing Date, and except as otherwise set forth in Section 7.1(k) hereof, each Contributor shall be entitled to a distribution from the New Owner it owns in an amount equal to all of the cash and cash equivalent assets held by such New Owner as of the Closing Date (except for the Cash Balances (as defined below) held within the Working Capital Accounts (as defined below)), all accounts receivables and all notes receivable, it being acknowledged and agreed that such items are excluded and not part of this transaction. For the avoidance of doubt, the New Owners shall retain ownership of the funds held within the Working Capital Accounts, and the Cash Balances held in the Working Capital Accounts shall be added to the Purchase Price as provided herein.

6.3    If within ninety (90) days after the Closing either SCOLP or Contributors discover any inaccuracies or errors in the prorations or adjustments done at Closing pursuant to Sections 6.1, such party shall notify the other party of such inaccuracy or error by written notice including reasonable detail of the appropriate calculation. In such event, the parties shall attempt, in good faith, to resolve any issues with respect to the prorations and adjustments done at Closing pursuant to Section 6.1. After the parties resolve any such issues or, in the event the parties are unable to resolve such issues, a final judgment has been rendered with respect to such matter without timely appeal or after all appeals timely made are fully resolved, SCOLP and Contributors shall promptly take all action and pay all sums necessary so that such prorations and adjustments completed pursuant to Section 6.1 hereof shall be in accordance with the terms of this Agreement, and the obligations of either party to pay any such amount shall survive the Closing Date. Contributors and SCOLP further acknowledge and agree that if neither party has identified an inaccuracy or error in the prorations or adjustments completed pursuant to Section 6.1 within such ninety (90) days, the obligation to complete a post-closing adjustment shall be deemed null and void and of no further force and effect.

7.     REPRESENTATIONS AND WARRANTIES OF CONTRIBUTORS AND NEW OWNERS.

7.1    Contributors, jointly and severally, hereby represent and warrant to SCOLP as of the date hereof, and as of the Closing Date, the following with the understanding that each of the representations and warranties are material and have been relied on by SCOLP in connection herewith:

(a)    True, correct and complete copies of all Tenant Leases, including all amendments relating thereto, that are currently in effect and that cover any portion of the Project have been or prior to the end of the Inspection Period will be made available to SCOLP at the Projects. The Rent Rolls and concession reports attached hereto as Schedule 3.1(b), as updated to the Closing Date, are and will be, in all material respects, an accurate and complete rent roll describing each of the Tenant Leases in effect for each Project, including the name of each tenant, the home site occupied by each tenant, rental concessions, monthly rent, delinquencies in rent and deposits and prepaid rent or credits of any tenant. Except as disclosed in the Rent Rolls, as the same may be updated through the Closing Date, and to the knowledge of the Contributors, (i) each Tenant Lease is in full force and effect,

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(ii) except as otherwise set forth in the Rent Rolls or any delinquency reports provides by Contributors to SCOLP, no Tenant Leases are in monetary default, (iii) Contributors have not received any written notice of a material default by Contributors under the Tenant Leases that remain uncured (excluding counterclaims asserted by a tenant in response to an eviction action brought against such tenant by a Contributor); and (iv) the Tenant Leases have not been modified nor have any concessions been made with respect thereto unless expressly described in the Rent Rolls or the schedule of concessions delivered by Contributors to SCOLP.

(b)    Except as otherwise disclosed on Schedule 7.1(b) attached hereto, and to the knowledge of the Contributors as of the date of this Agreement, Contributors have not received written notice of (i) any enforcement action against Contributors relating to the Projects with respect to any violation or alleged violation of any building, zoning, safety, fire, environmental, health or other codes, laws, ordinances or regulations, (ii) any violation of any building, zoning, safety, fire, environmental, health or other codes, laws, ordinances or regulations, which, in the case of clauses (i) and (ii) above have not already been cured.

(c)    Except as disclosed on Schedule 7.1(c) attached hereto and except for evictions and repossessions related to Tenant Leases, as of the date hereof, Contributors have not received any written notice of any current, pending or threatened litigation or administrative proceedings against Contributors or any Project.

(d)    Except as otherwise disclosed on Schedule 7.1(d) attached hereto and except as set forth in the Commitments, no Contributor has knowledge of any special assessments requiring payment of any nature or description against any Project which remain unpaid, including, but not limited to, those for sewer, water or other utility lines or mains, sidewalks, streets or curbs.

(e)    All service, utility, supply, maintenance and employment contracts and agreements and all other continuing contractual obligations affecting any Contributor, any New Owner or the ownership, operation or development of any Project, and all amendments thereto and which will not be terminated as of the Closing Date (collectively, the "Project Contracts") are listed on the attached Schedule 7.1(e). True, correct and complete copies of all Project Contracts have been delivered to SCOLP. Those Project Contracts identified on Schedule 7.1(e) as being assumed by SCOLP by its purchasing the Membership Interests and owning the New Owners after the Closing and shall be the “Assumed Project Contracts”. To Contributors’ knowledge, each Assumed Project Contract is in full force and effect, each Contributor and New Owner has complied in all material respects with the provisions of each Assumed Project Contract to which it is a party and is not in material default under any such Assumed Project Contract and, to the actual knowledge of Contributors, no other party to any Assumed Project Contract has failed to comply in any material respect with, or is in default under, the provisions of any Assumed Project Contract. Prior to or at the Closing, Contributors shall terminate, or cause the New Owners to terminate, (x) any contract of Contributors not identified as Project Contracts, and (y) the contracts listed on Exhibit H (the “Non-Assumed Project Contracts”). Prior to and after the Closing, Contributors shall be responsible for all liabilities and obligations of Contributors or the New Owners under the Non-Assumed Project Contracts, and shall indemnify and hold harmless SCOLP and the New Owners from all such liabilities and obligations.

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(f)    Contributors have and will have on the Closing Date the power and authority to transfer the Membership Interests to SCOLP and perform their respective obligations in accordance with the terms and conditions of this Agreement, and each person who executes this Agreement and all other instruments and documents in connection herewith for or on behalf of each Contributor has and will have due power and authority to so act. This Agreement has, and each instrument to be executed by any Contributor pursuant to this Agreement or in connection herewith will be, when executed and delivered, duly authorized, executed and delivered by each Contributor and constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of each Contributor, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting enforcement of creditors’ rights generally or by general equity principles.

(g)    Each Contributor has been, and each New Owner will be, duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Michigan and has the power and authority to own, lease and operate its properties and to conduct its business and to enter into and perform its obligations under this Agreement. Neither this Agreement nor the performance by any Contributor or New Owner of its obligations hereunder, including, without limitation, the contribution of the Projects by the Contributors to the New Owners or the conveyance of the Membership Interests by the Contributors to SCOLP, violates or will violate (i) any constituent documents of any Contributor or New Owner, (ii) any contract, agreement or instrument to which any Contributor or New Owner is a party or bound or which affects any Project or the Membership Interests, or (iii) any law, regulation, ordinance, order or decree applicable to any Contributor, New Owner or Project, and except as set forth on the attached Schedule 7.1(g), and except for the approval of the lenders with respect to the Assumed Debt, no consent, approval or authorization of, or designation, declaration or filing with, or notice to, any governmental authority, or any lenders, lessors, creditors, shareholders or other party, is required on the part of any Contributor or New Owner in connection with this Agreement or the performance by any Contributor or New Owner of its obligations hereunder. Prior to the Closing, Contributors shall properly obtain, perform or give all of the consents, approvals, authorizations, designations, declarations, filings and notices set forth on the attached Schedule 7.1(g).

(h)    Except as disclosed on Schedule 7.1(h) attached hereto, no Contributor or New Owner has contracted for the furnishing of labor or materials to any Project which will not be paid for in full prior to the Closing Date or adjusted between the parties pursuant to Section 6.1 hereof. If any claim is made by any party for the payment of any amount due for the furnishing of labor and/or materials to any Contributor or New Owner or to any Project prior to the Closing Date and which claim is not adjusted between the parties pursuant to Section 6.1 hereof, Contributors will immediately pay such claim and discharge the lien, or if a lien has been filed and Contributors intend, in good faith, to contest such claim, Contributors may cause the lien to be discharged by posting a bond pursuant to applicable law or obtaining title insurance coverage reasonably satisfactory to SCOLP.

(i)    Attached hereto as Schedule 7.1(i) is a true and accurate list, in all material respects, of all persons employed by each Contributor, each New Owner and each manager

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of any Project in connection with the operation and maintenance of the Projects, including name, job description, term of employment, current pay rate, description of all benefits provided such employees and the annual cost thereof. None of the employees of any Contributor, New Owner or manager of any Project are covered by an employment agreement, collective bargaining agreement or any other agreement, and all employees of Owner and the manager of the Project are terminable "at will", subject to applicable laws prohibiting discrimination by employers.

(j)    Schedule 7.1(j) attached hereto contains a complete and accurate list of, and copies of, the State of Michigan manufactured housing licenses for each Project and which have been issued and are in full force and effect.

(k)    Schedule 7.1(k) is, to Contributors’ knowledge, a true and complete list of the material items of Personal Property used in the operation of each Project; provided, however, that it is not Contributors’ intention to list all Personal Property such as office supplies, tools, etc. used in connection with the operation of each Project and which will be transferred by Contributors to SCOLP at Closing. No Contributor or any of their affiliates will remove any material item of Personal Property from any Project on or prior to the Closing Date, unless such item is replaced with a similar item of no lesser quality or value. All Personal Property is owned free and clear of all liens, claims and encumbrances, other than the liens under the Mortgage Documents. Included within the Personal Property owned by New Owners shall be working capital accounts associated with the Projects, and the sum total of the amounts held in such accounts (the “Working Capital Accounts”) shall be referred to as the “Cash Balances,” which shall be added to the Purchase Price as provided in Section 2.1 hereof. Contributors shall provide a detailed schedule to SCOLP identifying, with respect to each Working Capital Account, the owner of the account, the account number, the name of the financial institution where the funds are held and the amount of funds in the account, together with adequate evidence of the amounts comprising the Cash Balances, on or prior to the Closing Date (it being understood that, if there are any discrepancies between the amounts held in such accounts as reported by Contributors and the amount actually held in such accounts, a post-closing adjustment shall be made as between the parties).

(l)    To Contributors’ knowledge, Contributors have delivered to SCOLP all environmental reports and audits in their possession or control, including, without limitation, phase I and II environmental site assessments and environmental compliance audits (the “Environmental Reports”) relating to each Project. Except as disclosed in any Environmental Report delivered by Owner to SCOLP as identified in Schedule 7.1(l), to the knowledge of Contributors without investigation, the Projects do not contain any hazardous materials (the “Hazardous Materials”) prohibited, limited or regulated under the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Michigan Natural Resources and Environmental Protection Act, or under any other applicable federal, state or local statutes, regulations, rules, court orders or rulings, or ordinances (collectively the "Environmental Laws") in violation of such Environmental Laws; provided, however, nothing herein shall be deemed a representation or warranty regarding Hazardous Materials which may be contained within manufactured homes located at the Projects.

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(m)    Prior to Closing, Contributors will furnish to SCOLP true, correct and complete copies of the operating agreements of each New Owner (collectively, the "Governing Documents"), all of which shall be subject to the reasonable approval of SCOLP, and such Governing Documents shall not be modified or amended without the consent of SCOLP. All minute books, recorded minutes of meetings and consent resolutions of each New Owner, if any, shall be delivered to SCOLP at Closing.

(n)    At Closing each Contributor shall own one hundred percent (100%) of the Membership Interest in the New Owner identified as being owned by such Contributor on the attached Schedule 7.1(n). Each such Contributor shall be the legal and beneficial owners of such Membership Interests, free and clear of all liens, claims and encumbrances. All Membership Interests will have been issued without violating any state or federal securities laws and there are no outstanding agreements, commitments, rights, options, warrants or plans of any nature whatsoever for the issuance, sale or purchase of any other interests in any New Owner.

(o)    Upon consummation of the transfer of the Membership Interests to SCOLP pursuant to the terms hereof, and subject to the interest of the lenders of the Assumed Debt SCOLP will acquire valid and marketable title to all of the Membership Interests, free and clear of all liens, claims and encumbrances whatsoever and will own, in the aggregate, one hundred percent (100%) of the interests in each New Owner.

(p)    All promissory notes, mortgages, assignments of leases and rentals, security agreements, indemnity agreements and other instruments relating to the Assumed Debt (collectively, the "Mortgage Documents") are listed on the attached Schedule 7.1(p), and Contributors have previously delivered to SCOLP true, complete and accurate copies of all the Mortgage Documents. To the knowledge of Contributors, no Contributor has failed to comply in any material respect with, or is in material default under, the provisions of any Mortgage Document, and Contributors have not received any notice from the lender(s) with respect to the Assumed Debt identifying any defaults under such Mortgage Documents. The outstanding principal balance as of the date hereof of each promissory note included in the Mortgage Documents and the interest rate currently charged under each such promissory note is set forth on the attached Schedule 7.1(p).

(q)    All federal, state and local income, excise, sales, property and other tax returns required to be filed by each Contributor and New Owner have been timely filed and are correct and complete in all material respects. All taxes, assessments, penalties and interest due in respect of any such tax returns have been paid in full, and there are no pending or, to Contributors knowledge, threatened claims, assessments, deficiencies or audits with respect to any such taxes.

(r)    Except as set forth on the attached Schedule 7.1(r), No Contributor or New Owner maintains, sponsors, participates in or contributes to, and no Contributor or New Owner in the past has maintained, sponsored, participated in or contributed to, either on its own or as a member of any controlled group of entities, a group of trades or businesses under common control, or an affiliated service group, as defined in ERISA and the Internal Revenue Code of 1986, as amended, any employee health or benefit plan (as defined in

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Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any employee pension benefit plan (as defined in Section 3(2)(A) of ERISA), or any bonus, severance, deferred compensation, retirement option or any other plans or amendments providing for any benefits to employees, and no current or former employee of Contributor or New Owner has a claim against any Contributor or New Owner as a result of a violation of ERISA or other statute governing benefit plans.

(s)    Set forth on the attached Schedule 7.1(s) are the following financial statements (the “Historical Financial Statements”): audited balance sheet and related statement of income for each Contributor, as of and for the fiscal year ended March 31, 2011 and (b) management prepared balance sheets and related statements of income for each Contributor as of and for the seven months ended July 31, 2012. To the knowledge of Contributors, the Historical Financial Statements are true and correct in all material respects; provided, however, SCOLP acknowledges that the balance sheets and statements of income referenced under Section 7.1(s)(b) have been prepared based upon information furnished by the on-site managers of the Projects and are for a partial year and do not reflect any adjustments or reconciliations. To the knowledge of Contributors, no Contributor has any liabilities or obligations of any kind or nature which will be binding on SCOLP after Closing except for (i) liabilities set forth on the face of the Historical Financial Statements, (ii) obligations identified on the Commitments and obligations pertaining to the Tenant Leases, the Assumed Project Contracts, the Mortgage Documents, licenses and permits for the Projects and utilities servicing the Projects, and (iii) liabilities which have arisen after the date thereof in the ordinary course of business, and at Closing no New Owner shall have any liabilities or obligations except those contemplated to be assumed by SCOLP pursuant to the terms hereof or as otherwise set forth in this Subsection 7(s).

(t)    To Contributors’ knowledge, and except as otherwise set forth in the Commitments or the Schedules attached to this Agreement, neither Contributors, New Owner or a Project is subject to any judgment, order, writ, injunction or decree of any court, governmental or administrative agency.

(u)    Each Contributor, each New Owner and each of their respective members, managers, partners, shareholders, officers and directors is in compliance with all Office of Foreign Assets Control Legal Requirements and similar requirements, including sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1 44, as amended from time to time; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 06, as amended from time to time; the Iraqi Sanctions Act, Publ. L. No. 101 513, as amended from time to time; the United Nations Participation Act, 22 U.S.C. § 287c as amended from time to time;, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa 9, as amended from time to time; The Cuban Democracy Act, 22 U.S.C. §§ 6001 10, as amended from time to time; The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time; and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106 120, as amended from time to time.

(v)    No Contributor, no New Owner and none of their respective members, managers, partners, shareholders, officers and directors is a person or entity that: (1) is listed in the Annex to, or otherwise subject to the provisions of Executive Order No. 13224 dated

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September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”); (2) is named as a “Specially Designated National and Blocked Person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf; (3) is owned or controlled by, or acting for or on behalf of, any person listed in the Annex to, or otherwise subject to the provisions of, the Executive Order; or (4) is (i) making or receiving any contribution of funds, goods or services to or for the benefit of any person listed in the Annex to, or otherwise subject to the provisions of, the Executive Order, (ii) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order.

7.2    Contributors do not represent or warrant that any particular Tenant Lease or Tenant Leases will be in force and effect on the Closing Date or that the tenants will have performed their obligations thereunder and none of the foregoing shall be conditions precedent to SCOLP’s obligations hereunder; provided, however, the foregoing shall not be deemed a limitation on the representation and warranty set forth under Section 7.1(a) hereof as the same is updated on the Closing Date. All references in this Agreement to “Contributors’ knowledge” or words of similar import (whether or not such words may be capitalized), (i) shall refer only to the actual knowledge of the “Knowledge Party” identified in this Section 7.2 after conducting good faith and diligent investigation and inquiry, which shall include, without limitation, due inquiry of the on-site property managers with respect to the Projects, and (ii) shall not be construed to refer to the knowledge of any other partner, member, officer, director, shareholder, venturer, consultant, employee, agent, property manager or representative of Contributors. There shall be no personal liability on the part of the Knowledge Party arising out of any representations and warranties made herein. For purposes of this Agreement, the Knowledge Party shall be Stephen D. Francis. All references herein to written notice having been given to Contributors shall include only those notices actually received by the Knowledge Party or an on-site property manager of a Project.

7.3    To the extent SCOLP has actual knowledge that Contributors’ representations and warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect SCOLP’s knowledge. All references in this Agreement to “SCOLP’s knowledge” or words of similar import (whether or not such words may be capitalized), (i) shall refer only to the actual knowledge of the “Knowledge Parties” identified in this Section 7.3, and (ii) shall not be construed to refer to the knowledge of any other partner, member, officer, director, shareholder, venturer, consultant, employee, agent, property manager or representative of SCOLP. For purposes of the foregoing, SCOLP shall be deemed to have actual knowledge of the information and content contained in (i) all written reports from environmental consultants and engineers retained by SCOLP in connection with the transaction described herein, (ii) the Commitment, instruments disclosed in the Commitment and Survey obtained pursuant to the terms hereof, (iii) any of the due diligence materials delivered by Contributors to SCOLP. There shall be no personal liability on the part of the Knowledge Party arising out of any representations and warranties made herein. For purposes of this Agreement, the Knowledge Parties shall be Gary A. Shiffman and Jonathan Colman. All references herein to written notice having been given to Contributors shall include only those notices actually received by the Knowledge Party.

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7.4    SCOLP acknowledges and agrees that, except as otherwise expressly provided in this Agreement or the closing documents that are required to be executed and delivered by Contributors to SCOLP at Closing (collectively, the “Closing Documents”), (i) the Projects are being sold, and SCOLP shall accept possession of the Projects on the Closing Date, “AS IS, WHERE IS, WITH ALL FAULTS”; (ii) except for the representations and warranties set forth in this Agreement and the Closing Documents, none of the Contributors have or shall be deemed to have made any verbal or written representations, warranties, promises or guarantees (whether express, implied, statutory or otherwise) to SCOLP with respect to (x) the Projects, (y) any matter set forth, contained or addressed in any information provided by Contributors (including, but not limited to, the accuracy and completeness thereof), or (z) the results of SCOLP’s due diligence. SCOLP specifically acknowledges that, except for the representations and warranties set forth in this Agreement and the Closing Documents, SCOLP is not relying on (and Contributors do hereby disclaim and renounce) any representations or warranties of any kind or nature whatsoever, whether oral or written, express, implied, statutory or otherwise, from Contributors, as to any matter whatsoever. SCOLP further acknowledges and agrees that, except for the representations and warranties set forth in this Agreement and the Closing Documents, Contributors are under no duty to make any affirmative disclosures or inquiry regarding any matter which may or may not be known to the Contributors, and SCOLP, for itself and for its successors and assigns, hereby expressly waives any such duty that otherwise might exist.
7.5        Any reports, repairs or work required by SCOLP are the sole responsibility of SCOLP, and SCOLP agrees that, except as otherwise expressly provided in this Agreement, there is no obligation on the part of Contributors to make any changes, alterations or repairs to the Projects or to cure any violations of law or to comply with the requirements of any insurer.
7.6    Following Closing and except with respect to a breach of the representations and warranties set forth in Sections 7.1(f), 7.1(g), 7.1(n), 7.1(o), or 7.1(r) hereof, the maximum aggregate liability of Contributors to SCOLP and the maximum aggregate amount which may be awarded to and collected by SCOLP in connection with the breach of any representations and warranties of Contributors set forth in Section 7 hereof, other than with respect to a claim for fraud (for which there shall be no limit), shall not exceed Three Million Five Hundred Thousand and 00/100 ($3,500,000.00) Dollars in actual damages suffered by SCOLP arising directly as a result of such breach by Contributors, the parties agreeing that Contributors shall have no liability whatsoever for consequential or punitive damages, and no claim may be made by SCOLP unless SCOLP’s damages are reasonably estimated to aggregate more than Twenty Five Thousand and 00/100 ($25,000.00) Dollars (provided that if the claim is in excess of Twenty Five Thousand and 00/100 ($25,000.00) Dollars, all damages from the first dollar shall be recoverable).
7.7    Should either party employ attorneys to enforce any of the provisions hereof (including the pursuit of specific performance), the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable attorneys’ fees, court costs and legal expenses incurred in connection therewith.

8.    REPRESENTATIONS AND WARRANTIES OF SCOLP.

8.1    SCOLP hereby represents and warrants to Contributors as of the date hereof, and as of the Closing Date, the following with the understanding that each of the representations and warranties are material and have been relied on by Contributors in connection herewith:

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(a)    SCOLP has been duly formed and is validly existing as a limited partnership in good standing under the laws of the State of Michigan and has the power and authority to own, lease and operate its properties and to conduct its business and to enter into and perform its obligations under this Agreement.
(b)    Neither this Agreement nor the performance of SCOLP’s obligations hereunder violates or will violate (i) any constituent documents of SCOLP, (ii) any contract, agreement or instrument to which SCOLP is a party or bound, or (iii) any applicable law, regulation, ordinance, order or decree.
(c)    This Agreement has been duly authorized, executed and delivered by SCOLP and constitutes the legal, valid and binding obligation of SCOLP, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting enforcement of creditors’ rights generally or by general equity principles.
(d)    SCOLP, its General Partner, and its officers are in compliance with all Office of Foreign Assets Control Legal Requirements and similar requirements, including sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1 44, as amended from time to time; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 06, as amended from time to time; the Iraqi Sanctions Act, Publ. L. No. 101 513, as amended from time to time; the United Nations Participation Act, 22 U.S.C. § 287c as amended from time to time;, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa 9, as amended from time to time; The Cuban Democracy Act, 22 U.S.C. §§ 6001 10, as amended from time to time; The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time; and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106 120, as amended from time to time; and is in compliance with any other prohibitions on dealings with persons, groups, countries, or entities proscribed by the United States government, and Buyer has no reason to believe that any of the foregoing is untrue or inaccurate.

None of SCOLP, its General Partner, or its officers is a person or entity that: (1) is listed in the Annex to, or otherwise subject to the provisions of the Executive Order; (2) is named as a “Specially Designated National and Blocked Person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf; (3) is owned or controlled by, or acting for or on behalf of, any person listed in the Annex to, or otherwise subject to the provisions of, the Executive Order; or (4) is (i) making or receiving any contribution of funds, goods or services to or for the benefit of any person listed in the Annex to, or otherwise subject to the provisions of, the Executive Order, (ii) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order.

8.2    The provisions of Section 8.1 and all representations and warranties contained therein shall survive the closing of the transaction contemplated herein and the conveyance of the Membership Interests. All of such representation and warranties shall be deemed to be reaffirmed as of the Closing Date unless prior to the Closing SCOLP delivers written notice to the contrary to Contributors.

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9.    ACCESS TO THE PROJECT.

9.1    At all reasonable times from and after the date hereof, and subject to the terms and conditions of that certain Confidentiality Agreement dated April 4, 2012 and that certain Access and Indemnity Agreement dated June 7, 2012, the Contributors shall afford SCOLP and its representatives full and free access to each Project, including, but not limited to, the right to conduct non-invasive environmental, soil, engineering and other tests and to inspect the mechanical, plumbing and utility systems located at each Project, together with all other aspects of each Project. In no event shall SCOLP or its agents or representatives conduct any Phase II type environmental testing without first obtaining Contributors’ prior written notice, which consent may be withheld in Contributors’ reasonable discretion. Upon the completion of such activities, SCOLP, at its sole expense, shall promptly restore each Project to its former condition in all substantial respects and repair any damage caused by SCOLP or its agents or representatives. SCOLP shall defend, indemnify and hold Contributors harmless from and against any and all claims, demands, losses, costs and/or liabilities associated with damage or injury to any person, property or any Project caused by or attributable to the actions, omissions or negligence of SCOLP and/or its contractors, representatives or other agents while they are on the Projects pursuant to this Section or otherwise. SCOLP shall take the necessary steps to ensure that its contractors and agents have and maintain appropriate insurance policies related to (1) commercial general liability, including contractual liability, and (2) professional errors and omissions liability, including contractors’ pollution liability. Prior to entering the Projects, SCOLP shall provide Contributors with insurance certificates evidencing its general liability coverage with minimums reasonably satisfactory to Contributors and naming each of the Contributors as additional insureds and prior to permitting any of its representatives to enter the Projects, SCOLP shall deliver similar insurance certificate for the benefit of Contributors. All physical inspections of the Projects conducted by SCOLP or its employees, agents, independent contractors or consultants shall be performed in a manner that shall not interfere with the on-going use of the Projects, which physical inspections shall be discreet and unobtrusive as reasonably possible and which shall only be made upon prior written notice to Contributors. In no event shall SCOLP or any of its agents, representatives or consultants disclose this transaction or any communications with any tenants, employees or third party vendors of Contributors without first obtaining Contributors’ prior written consent. In the event SCOLP does not consummate the purchase of the Projects for any reason, SCOLP shall, at its sole cost and expense, restore the Projects to the condition existing prior to the entry by SCOLP and its agent and representatives. In the event this Agreement is terminated, at the request of Contributors, SCOLP shall transfer to Contributors all surveys, environmental reports, engineering reports and other third party reports obtained by SCOLP pertaining to the Projects provided Contributors reimburse SCOLP for its actual costs and expenses incurred in obtaining such surveys and reports. In all events, in the event this Agreement is terminated, SCOLP shall return to Contributors all information or documents furnished by Contributors to SCOLP. The obligations of SCOLP set forth in this Section 9.1 shall survive the termination of this Agreement or the Closing Date.

9.2    SCOLP shall have the right, at its expense, to cause its accountant to prepare audited financial statements of the Owner and its operations at the Projects for the calendar years ended December 31, 2010 and December 31, 2011, and for the period from January 1, 2012 through the calendar month preceding the Closing Date, and the Contributors shall cooperate and assist in all respects with the preparation of the audited financial statements, at no cost or expense to Contributors. Contributors shall furnish to SCOLP and its accountants all financial and other information in its possession or control to enable such accountants to prepare audited financial

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statements in conformity with Regulation S-X promulgated by the Securities and Exchange Commission ("SEC") and any registration statement, report or disclosure statement filed with, and any rule issued by, the SEC. Contributors also shall provide a signed representation letter as prescribed by generally accepted auditing standards as promulgated by the Auditing Standards Divisions of the American Institute of Public Accountants which representation letter is required to enable an independent public accountant to render an opinion on such financial statements. Notwithstanding anything contained in this Section 9.2 to the contrary, however, SCOLP acknowledges and agrees that the preparation of such audited financial statement(s) shall not be a condition precedent to Closing, shall not be required to be completed prior to Closing and in no event shall the preparation and/or delivery of such financial statement(s) or information delay the Closing Date as provided in this Agreement.

10.     CONDITIONS.

10.1    The obligation of SCOLP to consummate the acquisition of the Membership Interests is expressly conditioned upon the following, each of which constitutes a condition precedent to the obligations of SCOLP hereunder which, if not performed or determined to be acceptable to SCOLP on or before the Closing Date (unless a different time for performance is expressly provided herein), shall permit SCOLP, at its sole option, to declare this Agreement null and void and of no further force and effect by written notice to Contributors, whereupon (x) the Deposit shall be returned to SCOLP, and (y) neither Contributors nor SCOLP shall have any further duties or obligations under this Agreement except that (i) if any such condition was not satisfied as a result of any default or breach of this Agreement by Contributors, SCOLP may pursue such legal and equitable rights and remedies that may be available to it pursuant to the terms of this Agreement, and (ii) SCOLP’s indemnity obligations under Section 9.1 shall survive (provided that SCOLP shall have the right to waive any one or all of such conditions):

(a)    On the Closing Date, (i) title to each Project shall be held by the applicable New Owner in the condition required by this Agreement, (ii) the Title Company shall deliver “marked-up” Commitments agreeing to issue the title policies pursuant to the Commitments, and (ii) each Contributor shall own one hundred percent (100%) of the Membership Interest in the New Owner identified as being owned by such Contributor on the attached Schedule 7.1(o) in the condition required under this Agreement.

(b)    The Contributors shall have complied with and performed, in all material respects, all covenants, agreements and conditions on their part to be performed under this Agreement within the time herein provided for such performance.

(c)    Subject to the provisions of Section 7 hereof, the representations and warranties of Contributors, set forth in Section 7 hereof, are and shall be true and correct as of the Closing Date in all material respects.

(d)    The Loan Assumption Approvals shall have been obtained from the Lenders.

(e)    No action, suit, proceeding or investigation shall have been instituted before any court or governmental body, or instituted by any governmental agency to restrain or prevent consummation of the transactions under this Agreement.

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(f)    The sale of the Owned Homes and the MH Contracts by RSC to SHS pursuant to the Asset Purchase Agreement shall close prior to or contemporaneously with the closing of the transactions contemplated in this Agreement.

(e)    From and after the date hereof to the Closing Date, there shall have been no material adverse change in or to any Project, the business conducted thereon, or any New Owner.

10.2    The obligation of Contributors to consummate the sale of the Membership Interests is expressly conditioned upon the following, each of which constitutes a condition precedent to the obligations of Contributors hereunder which, if not performed or determined to be acceptable to Contributors on or before the Closing Date (unless a different time for performance is expressly provided herein), shall permit Contributors, at their sole option, to declare this Agreement null and void and of no further force and effect by written notice to the SCOLP, whereupon neither Contributors nor SCOLP shall have any further duties or obligations under this Agreement except that (i) if any such condition was not satisfied as a result of any default or breach of this Agreement by SCOLP, Contributors shall be entitled to receive the Deposit in accordance with the terms of this Agreement and the Deposit Escrow Agreement, and (ii) SCOLP’s indemnity obligations under Section 9.1 shall survive (provided that Contributors shall have the right to waive any one or all of such conditions):

(a)    SCOLP shall have complied with and performed all covenants, agreements and conditions on its part to be performed under this Agreement within the time herein provided for such performance.

(b)    The representations, warranties and agreements of SCOLP contained herein and in all documents and agreements executed pursuant hereto are and shall be true and correct as of the date hereof and as of the Closing Date in all material respects.

(c)    The Loan Assumption Approvals shall have been obtained from the Lenders.

(d)     No action, suit, proceeding or investigation shall have been instituted before any court or governmental body, or instituted by any governmental agency, to restrain or prevent consummation of the transactions under this Agreement.

(e)    The sale of the Owned Homes and the MH Contract by RSC to SHS pursuant to the Asset Purchase Agreement shall close prior to or contemporaneously with the closing of the transactions contemplated in this Agreement and RSC shall have received the total purchase price to be paid by SHS to RSC equal to (i) a sum equal to one hundred (100%) percent of RSC's cost to acquire, refurbish and install, as applicable, the inventory of manufactured homes then owned by RSC as of the Closing Date, plus (ii) a sum equal to the outstanding principal balances then due under all of the MH Contracts owned by RSC as of the Closing Date which are less than 60 days delinquent and for those which are 60 or more days delinquent, the lower of the current principal balance or 70% of NADA Blue Book value of the manufactured home which is subject of the delinquent MH Contract..

10.3    SCOLP acknowledges and agrees that it is obligated to close simultaneously on the Membership Interests of each of the New Owners and in no event shall Contributors be obligated

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to sell any of the Membership Interests unless SCOLP acquires all of the Membership Interests and SCOLP’s failure to acquire any of the Membership Interests in accordance with the terms of this Agreement shall be deemed a default by SCOLP hereunder.

11.    OPERATION OF PROJECTS.

11.1    From and after the date hereof to the Closing Date, Contributors shall: (a) continue to maintain, operate and conduct business at each Project consistent with past practices; (b) keep each Project insured against all usual risks and will maintain in effect all insurance policies now maintained on the same; (c) except with respect to leases to residents of the Projects, not otherwise sell, assign or convey any right, title or interest in any part of any Project; and (d) not execute, amend or extend any Tenant Lease for a term in excess of one (1) year (unless otherwise approved by SCOLP) and only at rental rates equal to or greater than the rental rents identified on the Schedule of Rents attached hereto as Schedule 11.1 and shall offer any concessions other than the concessions shown on the Schedule of Concessions attached hereto as Schedule 11.1, or otherwise terminate or waive any rights under the Tenant Leases other than consistent with past practices.

11.2    SCOLP or the New Owners shall have the right, but not the obligation, to hire those employees of Contributors working on-site at the Projects, effective as of the Closing Date. Upon the consummation of the transactions contemplated herein, such employees will remain employees of Contributors or such manager unless expressly retained by SCOLP or the New Owners at the Closing, and all compensation and fees due such employees, including any amount payable or that becomes payable as a result of the termination of the employees, and all costs and taxes attributable to such employment, shall be paid by Contributors. Effective as of the Closing Date, Contributors shall terminate the existing manager of the Projects and any Non-Assumed Project Contracts.

12.     DESTRUCTION OF PROJECTS.

12.1    In the event any part of any Project shall be “materially damaged” prior to the Closing Date, Contributors shall notify SCOLP thereof, which notice shall include a description of the damage and all pertinent insurance information. For purposes of this Agreement, “materially damaged” shall be deemed to be damage the cost to repair of which exceeds Five Hundred Thousand and 00/100 ($500,000.00) Dollars or the destruction of more the twenty (20%) percent of the manufactured homes which are subject to Tenant Leases. In the event that of any such material damage to a Project, SCOLP shall have the right to terminate this Agreement by notifying Contributors within ten (10) days following the date SCOLP receives notice of such occurrence or on the Closing Date, whichever occurs first, whereupon (x) the Deposit shall be returned to SCOLP, and (y) neither Contributors nor SCOLP shall have any further duties or obligations under this Agreement except that SCOLP’s indemnity obligations under Section 9.1 shall survive. If SCOLP does not elect to terminate this Agreement, or shall fail to timely notify Contributors within the required time period, on the Closing Date, which may be extended by Contributors or SCOLP to accommodate compliance with this Section 12.1, Contributors shall assign to SCOLP or the New Owners all of Contributors’ right, title and interest in and to the proceeds of the fire and extended coverage insurance presently carried by or payable directly or indirectly to Contributors or the New Owners, less any amounts incurred by Contributors prior to Closing to repair any such damage or out-of-pocket costs and expenses incurred in connection with the obtaining of such insurance proceeds, and the Purchase Price shall be reduced by the amount of any deductible applicable to such insurance.

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13.    CONDEMNATION.

13.1    If, prior to the Closing Date, any Contributor or SCOLP receives or obtains notice that any governmental authority having jurisdiction intends to commence or has commenced proceedings for the taking of any portion of any Project by the exercise of any power of condemnation or eminent domain, or notice of any such taking is recorded among the public records of the State of Michigan or the county where the Project is located, and such taking results in a reduction of the number of home sites within the Project or SCOLP determines that such taking will materially adversely affect the operation of the Project (it being acknowledged and agreed that notices regarding road widenings which do not impact the number of homesites, access, or parking spaces located within a Project shall not be a basis for SCOLP to exercise its termination right under this Section), SCOLP shall have the option to terminate this Agreement by notifying Contributors within ten (10) days following SCOLP's receipt of such notice or on the Closing Date, whichever is earlier, whereupon (x) the Deposit shall be returned to SCOLP, and (y) neither Contributors nor SCOLP shall have any further duties or obligations under this Agreement except that SCOLP’s indemnity obligations under Section 9.1 shall survive. If SCOLP does not elect or does not have the right to terminate this Agreement or shall fail to timely notify Contributors, SCOLP shall close the transaction as if no such notice had been received, obtained or recorded or proceedings commenced, and in such event, any proceeds or awards made in connection with such taking shall be the sole property of SCOLP and the applicable New Owner, and not Contributors, less any out-of-pocket costs and expenses incurred by Contributors with respect to restoration resulting from such condemnation or out-of-pocket costs and expenses incurred in connection with the collection of any such condemnation proceeds.

14.    DEFAULT.

14.1    In the event any Contributor shall fail to perform any of its material obligations hereunder, SCOLP’s sole and exclusive remedies shall be to (i) terminate this Agreement by written notice delivered to Contributors at or prior to the Closing Date in which event the Deposit shall be returned to SCOLP and thereafter neither party to this Agreement shall have any further rights or obligations hereunder other than arising under any provision herein that expressly provides that it survives the termination of this Agreement (provided, however, that other than Contributors’ failure to close on the Closing Date, SCOLP shall be required to first provide Contributors with written notice identifying any default and a five (5) day period thereafter in order to cure such default), (ii) waive the condition and proceed to close on its acquisition of all of the Projects, or (iii) seek specific performance of this Agreement by Contributors and SCOLP specifically acknowledges that SCOLP shall have no right to damages pursuant to this Section or otherwise under this Agreement, other than pursuant to the indemnification provisions set forth herein or in the Closing Documents. As a condition precedent to exercise by SCOLP of any rights SCOLP may have to bring an action for specific performance hereunder, SCOLP must commence an action within one hundred twenty (120) days after the occurrence of Contributors’ default. SCOLP agrees that its failure to timely commence such an action for specific performance within such one hundred twenty (120) day period shall be deemed a waiver by SCOLP of its right to commence an action for specific performance.

14.2    In the event SCOLP is in material default of any of its obligations hereunder or fails to close on its purchase of the Membership Interests on the Closing Date in accordance with the terms of this Agreement, then Contributors’ sole and exclusive remedy shall be to terminate this

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Agreement by written notice to SCOLP; provided, however, that other than SCOLP’s failure to close on the Closing Date, Contributors shall be required to first provide SCOLP with written notice identifying any default and a five (5) day period thereafter in order to cure such default. If this Agreement is so terminated by Contributors as a result of SCOLP’s default under this Agreement, then, Contributors shall be entitled to retain the Deposit referenced under Section 2.2 hereof as liquidated damages and SCOLP hereby acknowledges Contributors’ right to receive the Deposit, and thereafter, neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any Section or provision herein that expressly provides that it survives the termination of this Agreement. Contributors and SCOLP agree that in the event of a default by SCOLP under this Agreement, the Contributors’ damages would be difficult or impossible to ascertain, and the amount of the Deposit represents a reasonable estimate of such damages. Neither SCOLP nor any designee, transferee or assignee of SCOLP, nor any officers, directors, shareholders or partners, general or limited, of SCOLP or such designee, transferee or assignee, shall be personally or individually liable with respect to any obligation under this Agreement, all such personal and individual liability, if any, being hereby waived by Contributors on their behalf and on behalf of all persons claiming by, through or under them.

15.    LIABILITY; INDEMNIFICATION.

15.1    Except as otherwise specified in this Agreement, SCOLP does not and shall not assume any liability for any claims arising out of the occurrence of any event or the existence of any condition prior to the Closing Date with respect to the Projects. Except for the liability of the New Owners under the Mortgage Documents, Assumed Project Contracts, Tenant Leases and operating permits arising on or after the Closing Date, all accounts payable, obligations and liabilities of the Contributors and the New Owners, accrued or unaccrued, foreseen or unforeseen, contingent or liquidated, incurred as of the Closing Date or arising out of events or occurrences prior to the Closing Date, including under the Non-Assumed Project Contracts (collectively, the "Pre‑Closing Liabilities") shall be the responsibility of, and paid by, Contributors, and not by SCOLP or the New Owners.

15.2    Contributors, jointly and severally, agree to indemnify and hold harmless the New Owners and SCOLP and their respective successors, assigns, constituent members and partners, employees, agents and representatives, from and against any and all claims, penalties, damages, liabilities, actions, causes of action, costs and expenses (including reasonable attorneys' fees and costs) arising out of, as a result of or as a consequence of: (i) any breach by Contributors of any of their representations, warranties, or obligations set forth in Section 7 hereof or the Closing Documents, subject to the limitations of Section 7 and 15.3 hereof; (ii) any claims, liabilities, costs, expenses, property damage or injuries to person arising out of slip and fall type actions covered by insurance and occurring prior to the Closing Date; (iii) any breach of the lessor’s obligations under the Tenant Leases which occur prior to the Closing Date; (iv) any breach of any Contributors or any New Owners obligations under any Project Contract which occurred prior to the Commencement Date; (v) the termination of the employees of any Contributor, any New Owner or any manager of any Project on or prior to the Closing Date pursuant to Section 11.2 hereof; (vi) any and all liabilities and obligations of Contributors or the New Owners under any Non-Assumed Project Contracts; and (vii) all costs and expenses required to be paid by any Contributor under Sections 6.1, 19.1 and/or 20.1.

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15.3    Contributors shall hold and maintain a minimum of One Million Five Hundred and 00/100 ($1,500,000.00) Dollars in cash (or other liquid assets) until eighteen (18) months after the Closing Date unless SCOLP shall make a claim against Contributors under this Agreement or under the Guaranty executed and delivered by Contributors pursuant to the Asset Purchase Agreement prior to eighteen (18) months after the Closing Date (in which event Contributors shall hold and maintain such cash and/or assets until the full and final resolution of such claim). Additionally, in the event SCOLP has claims outstanding against the Contributors arising from a breach of a representation or warranty made by Contributors pursuant to Section 7 hereof or in the Closing Documents, then, following the entry of a non-appealable judgment against Contributors with respect to such claim(s), SCOLP shall have the right to offset the amount of such claims against the Property Tax Escrow (as defined in Section 18.2 herein) pursuant to the terms of the Property Tax Escrow Agreement.

15.4    Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in Sections 7 and 8 of this Agreement shall survive for a period of twelve (12) months after the Closing Date; provided, however, that (a) the representations and warranties contained in Sections 7.1(f), 7.1(g), 7.1(m), 7.1(n), 7.1(p), 7.1 (q), 8.1(a), 8.1(b) and 8.1(c) shall survive until the expiration of the applicable statute of limitations. All other covenants and agreements of the parties contained herein which are expressly set forth to survive the Closing, shall survive the Closing indefinitely. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. Except as provided above, no party shall be liable to any other party with respect to any claim under this Agreement unless such claiming party delivers written notice of such claim to the other party prior to 5:00 p.m. Eastern time on the expiration date of the applicable survival period.

16.    DUE DILIGENCE INVESTIGATION.

16.1    SCOLP acknowledges and agrees that prior to the execution date of this Agreement, it has completed its due diligence investigations and has waived its right to terminate this Agreement as a result of such due diligence investigations.

17.    INTENTIONALLY OMITTED.

18.     CLOSING.

18.1    Subject to the provisions of Section 5.1, satisfaction or waiver by SCOLP of the conditions set forth in Section 10.1 hereof and satisfaction or waiver by Contributors of the conditions set forth in Section 10.2 hereof, the closing ("Closing") of the transactions contemplated herein shall take place at the offices of Jaffe, Raitt, Heuer & Weiss, P.C., 27777 Franklin Road, Suite 2500, Southfield, Michigan 48034 at 10:00 A.M., local time, on a date designated by SCOLP (the "Closing Date") which is not more than ten (10) days after the date the Loan Assumption Approvals are obtained from the Lenders, and in all events, not later than November 30, 2012. In the event that the conditions set forth in Section 10.1 hereof or the conditions set forth in Section 10.2 have not been satisfied and/or waived by November 30, 2012, through no fault of either party, then in such event, either party shall have the right to terminate this Agreement, in which event the

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Deposit shall be refunded to SCOLP and this Agreement shall be deemed terminated except with respect to those provisions which expressly survive the termination hereof.

18.2    At Closing:

(a)    Each Contributor shall execute and deliver to SCOLP an Assignment of Membership Interest in the form attached hereto as Exhibit I, transferring all of its Membership Interests to SCOLP.

(b)    The Deposit shall be delivered to Contributors as contemplated in Section 2.1(b) above and the Deposit Escrow Agreement, and SCOLP shall deliver the Cash Payment to the Contributors, by wire transfer of immediately available funds in such proportions as the Contributors designate.

(c)    Contributors shall cause the Commitments referred to in Section 4.1 hereof to be recertified and updated to the Closing Date, and shall cause the policy of title insurance to be issued to the New Owners pursuant to such updated Commitments.

(e)    Contributors shall deliver to SCOLP updated Rent Rolls, which shall be certified by Contributors as true and correct in all material respects.

(f)    Contributors shall deliver to the New Owners and SCOLP or make available at the Projects, and to the extent in its possession or control, originals of: (i) the Tenant Leases, including all amendments thereto and modifications thereof; (ii) all Assumed Contracts; (iii) all architectural plans and specifications pertaining to the development of the Projects, if applicable, and (iv) certificates of title for all vehicles owned by Contributors and identified on the Personal Property list attached hereto as Exhibit B-1.

(g)    Contributors shall deliver to SCOLP an affidavit certifying that they and all persons or entities holding an interest in Contributors are not non‑resident aliens or foreign entities, as the case may be, such that Contributors and such interest holders are not subject to tax under the Foreign Investment and Real Property Tax Act of 1980.

(h)     SCOLP shall deliver $3,000,000 from the Purchase Price (the "Tax Escrow Amount") to the Title Company, as escrow agent, to be held and disbursed pursuant to the terms of a Tax Escrow Agreement in the form of the attached Exhibit J (the "Tax Escrow Agreement"), which shall be executed and delivered by the Contributors, SCOLP and the Title Company, as escrow agent. All interest earned on the Tax Escrow Amount shall belong to Contributors. As more fully described in, and subject to the terms and conditions of, the Tax Escrow Agreement, the Tax Escrow Amount shall be distributed to SCOLP in the event the property taxes on the Projects exceed certain amounts during the five (5) tax years following the Closing Date, and all remaining portions of the Tax Escrow Amount shall be distributed to Contributors at the end of such five-year period. In the event of a conflict between the terms of this Agreement and the terms of the Tax Escrow Agreement, the terms of the Tax Escrow Agreement shall control.

(i)    Contributors and SCOLP shall each deliver such documents or instruments as shall reasonably be required by the Title Company to consummate the transaction

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contemplated herein and/or to cause the issuance of the policy of title insurance which, in all events, shall not increase such party's liability hereunder or decrease such party's rights hereunder.

19.     COSTS.

19.1    SCOLP and Contributor shall each be responsible for their own counsel fees and travel expenses. As provided for herein, Contributors shall pay: (a) the documentary, intangible and transfer taxes, if any, due on the conveyance of the Membership Interests to SCOLP; and (b) the title insurance premiums for the policy of title insurance as specified in Section 4.1 hereof. As provided for herein, SCOLP shall pay: (i) all recording fees; (ii) costs associated with the Surveys and UCC and tax lien searches described in Section 4.3 hereof; (iii) costs associated with obtaining title insurance for the benefit of SCOLP’s lenders, the lenders with respect to the Assumed Debt and any endorsements SCOLP may request with respect to the owner’s policies of title insurance to be provided by Contributors as specified in Section 4.1 hereof or with respect to any title insurance policies obtained for the benefit of its lenders or the lenders under the Assumed Debt; iv) all costs associated with SCOLP’s inspection of the Projects; and (v) all Assumption Costs.

20.     BROKERS.

20.1    Other than Sunstone MH Consultants, LLC whose commission shall be paid by Contributors pursuant to the terms of a separate agreement, SCOLP and Contributors represent and warrant to each other that the parties making the representation have not dealt with any brokers or finders or created or incurred any obligation for a commission, finder’s fee or similar remuneration in connection with this transaction and agree to indemnify, warrant and defend each other against and from all liability, loss, damages, claims or expenses, including reasonable attorney fees, arising from the breach or asserted breach of such representation.
21.     ASSIGNMENT.

21.1    Neither SCOLP nor Contributors shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that SCOLP may assign its rights and obligations hereunder to a wholly-owned subsidiary of SCOLP without the prior written consent of Contributors.

22.     CONTROLLING LAW.

22.1    This Agreement shall be controlled, construed and enforced in accordance with the laws of the State of Michigan, without regard to conflicts-of-laws principles that would require the application of any other law.

23.     ENTIRE AGREEMENT.

23.1     This Agreement (together with the Exhibits and Schedules hereto), the Confidentiality Agreement and the Access and Indemnification Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Contributors and SCOLP with respect to the subject matter hereof, including, without limitation, that certain Term Sheet dated

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July 25, 2012. There is no statement, promise, agreement or obligation in existence which may conflict with the terms of this Agreement or which may modify, enlarge or invalidate this Agreement or any provision hereof. None of the prior and/or contemporaneous negotiations, preliminary drafts, or prior versions of this Agreement leading up to its execution and not set forth herein shall be used by any of the parties to construe or affect the validity of this Agreement.

24.    AMENDMENTS.

24.1    This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, SCOLP and Contributors.

25.    DESIGNATED REPRESENTATIVE.

25.1    Contributors hereby designate Graham A. Orley and Gregg L. Orley (collectively, the “Designated Representative”) to represent, act for and bind all of the Contributors. Any notice or other communication to the Designated Representative in accordance with this Agreement or any other document contemplated by this Agreement shall constitute notice or communication to all of the Contributors, and any act or waiver by the Designated Representative shall constitute an act or waiver by all of the Contributors for all purposes under this Agreement or any other document contemplated by this Agreement. By way of illustration and not limitation, the Designated Representative shall have full power and authority, for and on behalf of the Contributors, to: (i) receive notices or service of process, (ii) negotiate, determine, compromise, settle and take any other action permitted or called for by the Contributors under this Agreement or any other document contemplated by this Agreement, and (iii) execute and deliver on behalf of the Contributors any termination, amendment or waiver to this Agreement or any other document contemplated by this Agreement. The Contributors may replace the Designated Representative only by delivering to SCOLP a notice executed by all of the Contributors naming a new Designated Representative.
26.     NOTICES.

26.1    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 26.1):
If to the Contributors:

Mr. Graham A. Orley
201 W. Big Beaver Road, Suite 720
Troy, MI 48084-5297
Fax: (248) 689-2221

Mr. Gregg L. Orley
40900 Woodward Avenue, Suite 130
Bloomfield Hills, Michigan 48304
Fax: (248) 593-0323

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With a required copy to:

Maddin, Hauser, Wartell, Roth & Heller, P.C.
28400 Northwestern Hwy., 3rd Floor
Southfield, MI 48034-1839
Attn: Lowell D. Salesin, Esq.
Fax: (248) 359-6189

If to SCOLP:

Mr. Gary A. Shiffman
Sun Communities, Inc.
27777 Franklin Road, Suite 200
Southfield, Michigan 48034
Fax: (248) 208-2645

With a required copy to:

Jaffe, Raitt, Heuer & Weiss, P.C.
27777 Franklin Road, Suite 2500
Southfield, Michigan 48034
Attn:     Mark P. Krysinski, Esq.
Fax: (248) 351-3082

27.     BINDING.

27.1    The terms hereof shall be binding upon and shall inure to the benefit of the parties hereto, their successors, transferees and permitted assigns.

28.    PARAGRAPH HEADINGS.

28.1    The captions in this Agreement are inserted for convenience of reference and in no way define, describe or limit SCOLP or intent of this Agreement or any of the provisions hereof.

29.     SURVIVAL AND BENEFIT.

29.1    Except as otherwise expressly provided herein, each agreement, representation or warranty made in this Agreement by or on behalf of either party, or in any instruments delivered pursuant hereto or in connection herewith, shall survive the Closing Date and the consummation of the transactions provided for herein.

29.2    The covenants, agreements and undertakings of each of the parties hereto are made solely for the benefit of, and may be relied on only by, the other parties hereto, their transferees and assigns, and are not made for the benefit of, nor may they be relied upon, by any other person whatsoever.

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29.3    This Agreement shall not be construed more strictly against one party than against the other, merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that Contributors and SCOLP have contributed substantially and materially to the preparation of this Agreement.

30.    COUNTERPARTS.

30.1    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Copies (whether photostatic, facsimile or otherwise) of this Agreement may be made and relied upon to the same extent as an original.

32.    PUBLICITY.

32.1    Contributors and SCOLP each hereby covenant that neither party shall issue any press release related to this transaction either prior to or after Closing without the written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, however, nothing herein shall be deemed a limitation on SCOLP’s rights to issue statements required by or in order to comply with any applicable law, including any requirements promulgated by the U.S. Securities and Exchange Commission.

33.    NO RECORDING.

33.1    SCOLP agrees that it shall not record this Agreement or any memorandum or notice hereof and any such actions taken by SCOLP shall be deemed a default hereunder.

34.    FURTHER ASSURANCES.

34.1    From time to time after the Closing Date, without payment of additional consideration, Contributors and SCOLP shall execute and deliver, or cause to be executed and delivered, such further reasonable and customary instruments and documents, and shall do, or cause to be done, such further reasonable and customary acts and things as may reasonably be requested by another party hereto for the purpose of assigning, transferring and delivering the Membership Interests to SCOLP or otherwise accomplishing the transactions contemplated herein which, in all events, shall not increase such party's liability hereunder or decrease such party's rights hereunder, and all at no out-of-pocket costs to the other party.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

CONTRIBUTORS:
RUDGATE SILVER SPRINGS COMPANY,
L.L.C., a Michigan limited liability company

By: /s/ Graham A. Orley
Name: Graham A. Orley
Title: Authorized Signatory

And

By: /s/ Gregg L. Orley
Name: Gregg L. Orley
Title: Authorized Signatory

RUDGATE HUNTERS CROSSING, LLC, a Michigan limited liability company

By: /s/ Graham A. Orley
Name: Graham A. Orley
Title: Authorized Signatory

And

By: /s/ Gregg L. Orley
Name: Gregg L. Orley
Title: Authorized Signatory

RUDGATE WEST COMPANY LIMITED PARTNERSHIP, a Michigan limited partnership

By: /s/ Graham A. Orley
Name: Graham A. Orley
Title: Authorized Signatory

And

By: /s/ Gregg L. Orley
Name: Gregg L. Orley
Title: Authorized Signatory

[Signatures Continue on Following Page]

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[Additional Signature Page to Contribution Agreement]

RUDGATE EAST COMPANY LIMITED PARTNERSHIP, a Michigan limited partnership

By: /s/ Graham A. Orley
Name: Graham A. Orley
Title: Authorized Signatory

And

By: /s/ Gregg L. Orley
Name: Gregg L. Orley
Title: Authorized Signatory

RUDGATE EAST COMPANY II LIMITED PARTNERSHIP, a Michigan limited partnership

By: /s/ Graham A. Orley
Name: Graham A. Orley
Title: Authorized Signatory

And

By: /s/ Gregg L. Orley
Name: Gregg L. Orley
Title: Authorized Signatory

SCOLP:

SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership

By: Sun Communities, Inc., its General Partner

By: /s/ Gary Shiffman
Name: Gary Shiffman
Title: President

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LIST OF EXHIBITS

Exhibit            Description

Exhibit A            Projects/Legal Description of Land
Exhibit B-1            Schedule of Personal Property
Exhibit B-2            Schedule of Excluded Personal Property
Exhibit C            Owned Homes
Exhibit D            Manufactured Home Contracts
Exhibit E            Contributors and New Owners
Exhibit F            Form of Asset Purchase Agreement
Exhibit G            Form of Deposit Escrow Agreement
Exhibit H            Non-Assumed Project Contracts
Exhibit I            Assignment of Membership Interest
Exhibit J            Form of Tax Escrow Agreement

LIST OF SCHEDULES

Schedule 3.1(c) – Rent Roll and Concession Report
Schedule 6.1(l) –List of Homes Under Relocation Program
Schedule 7.1(b) – Enforcement Actions and Legal / Code Violations
Schedule 7.1(c) – Litigation or Administrative Proceedings (other than evictions)
Schedule 7.1(d) – Unpaid Special Assessments
Schedule 7.1(e) – Project Contracts
Schedule 7.1(g) – Government Approvals Needed for LLC Interest Transfer
Schedule 7.1(h) – Contracts for Labor / Materials That Will Not Be Paid Pre-Closing
Schedule 7.1(i) – Employees and Managers
Schedule 7.1(j) – Operating Permits and Licenses
Schedule 7.1(k) – Personal Property
Schedule 7.1(l) – Environmental Reports
Schedule 7.1(n) – New Owners
Schedule 7.1(q) – Assumed Debt -- Mortgage Documents
Schedule 7.1(r) – Employee Plans
Schedule 7.1(s) – Audited Financials for 12/31/11 and Management-Prepared Financials for 7 months ended 7/31/12
Schedule 11.1 – Rent Roll and Concessions

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